ARTICLES OF INCORPORATION

                                       OF

                       PHYSICIANS INSURANCE SERVICES, LTD.


     The undersigned incorporator, being a natural person, 18 years of age or older, in order to form a corporate entity under Minnesota Statutes, chapter 302A, hereby adopts the following Articles of Incorporation:

                                   ARTICLE I

     The name of the corporation is Physicians Insurance Services, Ltd.

                                   ARTICLE II

     The registered office of the corporation is located at 527 Marquette, Minneapolis, Minnesota 55402, and the registered agent at that address is Charles Clayton.

                                  ARTICLE III

     The name and address of the Incorporator is Charles Clayton, 527 Marquette, Minneapolis, Minnesota 55402.

                                   ARTICLE IV

     The corporation is authorized to issue an aggregate total of 50,000,000 shares.

                                   ARTICLE V

     In addition to the powers granted to the Board of Directors by Minnesota Statutes, Chapter 302A, the Board of Directors of this corporation shall have the power and authority to fix by resolution any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and place of redemption, and conversion right with respect to any stock of the corporation.

                                   ARTICLE VI

     Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by written action signed by a majority of the Board of Directors then in office, except as to those matters which require shareholder approval, in which case the written action shall be signed by all members of the Board of Directors then in office.


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                                  ARTICLE VII

     No holder of stock of this corporation shall be entitled to any cumulative voting rights.

                                  ARTICLE VIII

     No holder of stock of this corporation shall have any preferential, pre-emptive, or other rights of subscription to any shares of any class or series of stock of this corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of this corporation, nor any right of subscription to any part thereof.

                                   ARTICLE IX

     Minnesota Statutes sections 302A.671 (Control share acquisitions), 302A.673 (Business combinations) and 302A.675 (Takeover offer; fair price) shall not apply to this corporation.

     IN WITNESS WHEREOF, the Incorporator has executed these Articles of Incorporation, this 4 day of December, 1997.



                                                /s/ Charles Clayton
                                                --------------------------
                                                Charles Clayton




                               STATE OF MINNESOTA
                              DEPARTMENT OF STATE
                                     FILED
                                  DEC 04 1997